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                                  EXHIBIT 99.2

FELDMAN FINANCIAL ADVISORS, INC.
                                                    1725 K Street, NW. Suite 205
                                                            Washington, DC 20006
                                             (202) 467-6862 . FAX (202) 467-6963

July 18, 2002

Board of Directors
Chesapeake Bank of Maryland
2001 E. Joppa Road
Baltimore, Maryland 21234

Members of the Board:

This letter sets forth the agreement between Chesapeake Bank of Maryland ("Chesapeake Bank") and Feldman Financial Advisors, Inc. ("FFA"), whereby Chesapeake Bank has engaged FFA to provide an independent appraisal of the estimated aggregate pro forma market value (the "Valuation") of the shares of common stock that are to be outstanding upon completion of the Conversion of Chesapeake Bank from a mutual institution into the stock form of organization.

FFA agrees to deliver the Valuation, in writing, to Chesapeake Bank at the address above on or before a mutually agreed upon date. Further, FFA agrees to perform such other services as are necessary or required of the independent appraiser in connection with comments from Chesapeake Bank's regulatory authorities and updates of the Valuation as from time to time may be necessary, both after initial approval by Chesapeake Bank's regulatory authorities and prior to the time the Conversion is completed. FFA also agrees to assist Chesapeake Bank in the preparation of its regulatory business plan in connection with the Conversion application to be filed with the appropriate regulatory authorities. If requested, FFA will assist Chesapeake Bank at all meetings with the regulatory authorities and will also assist Chesapeake Bank in responding to all regulatory inquiries.

Chesapeake Bank agrees to pay FFA a consulting fee of $27,500: $20,000 for FFA's appraisal services and $7,500 for services in conjunction with the preparation of Chesapeake Bank's regulatory business plan. Chesapeake Bank also agrees to reimburse FFA for certain out-of-pocket expenses necessary and incident to the completion of the services described above. These expenses shall not exceed $2,000 without the prior consent of Chesapeake Bank. Reimbursable expenses for courier delivery, copying, travel, data materials and report reproduction shall be paid to FFA as incurred and billed. Payment of the consulting fee shall be made according to the following schedule:

         .     $5,000 upon execution of this Agreement;
         .     $7,500 upon completion of Chesapeake Bank's regulatory business plan;

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Chesapeake Bank of Maryland
July 18, 2002
Page 2


         .     $10,000 upon delivery of the completed appraisal report to
               Chesapeake Bank; and
         .     $5,000 upon completion of the Conversion.

If, during the course of Chesapeake Bank's Conversion, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described above such that FFA must supply services beyond that contemplated at the time this contract was executed, the terms of this agreement shall be subject to renegotiation by Chesapeake Bank and FFA. Such unforeseen events shall include, but not be limited to, major changes in the stock conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in Chesapeake Bank's management or operating policies, and excessive delays or suspension of processing of the Conversion.

In the event Chesapeake Bank shall for any reason discontinue the Conversion prior to delivery of the completed appraisal and payment of the progress payment fee totaling $10,000, Chesapeake Bank agrees to compensate FFA according to FFA's standard billing rates for consulting appraisal services based on accumulated and verifiable time expended, provided that the total of such charges shall not exceed $15,000 plus reimbursable expenses.

In order to induce FFA to render the aforesaid services, Chesapeake Bank agrees to the following:

         1. Chesapeake Bank agrees to supply FFA such information with respect to Chesapeake Bank's business and financial condition as FFA may reasonably request in order for FFA to perform the aforesaid services. Such information shall include, without limitation: annual financial statements, periodic regulatory filings and material agreements, corporate books and records, and such other documents as are material for the performance by FFA of the aforesaid services.

         2. Chesapeake Bank hereby represents and warrants to FFA (i) that to its best knowledge any information provided to FFA by or on behalf of Chesapeake Bank, will not, at any relevant time, contain any untrue statement of a material fact or fail to state a material fact necessary to make the information or statements therein not false or misleading, (ii) that Chesapeake Bank will not use the product of FFA services in any manner, including in a proxy or offering circular, in connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements not false or misleading, and (iii) that all documents incorporating or relying upon FFA services or

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Chesapeake Bank of Maryland
July 18, 2002
Page 3

               the product of FFA services will otherwise comply with all applicable federal and state laws and regulations.

         3. Any valuations or opinions issued by FFA may be included in its entirety in any communication by Chesapeake Bank in any application, proxy statement or prospectus; however, such valuations or opinions may not be excerpted or otherwise publicly referred to without FFA's prior written consent nor shall FFA be publicly referred to without FFA's prior written consent; however, such consent shall not be unreasonably withheld.

         4. FFA's Valuation will be based upon Chesapeake Bank's representation that the information contained in the Conversion application and additional information furnished to us by Chesapeake Bank and its independent auditors is truthful, accurate, and complete in all material respects. FFA will not independently verify the financial statements and other information provided by Chesapeake Bank and its independent auditors, nor will FFA independently value the assets or liabilities of Chesapeake Bank. The Valuation will consider Chesapeake Bank only as a going concern and will not be considered as an indication of the liquidation value of Chesapeake Bank.

         5. FFA's Valuation is not intended, and must not be represented to be, a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, FFA will give no assurance that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to FFA's Valuation.

         6. Chesapeake Bank agrees to indemnify FFA and its affiliates and all persons employed by or associated with FFA or its affiliates against all claims, liabilities and related expenses, as incurred, arising out of this engagement, unless, upon final adjudication, such claims, liabilities and expenses are found to have resulted primarily from FFA's bad faith or willful misconduct. No termination, completion or modification hereof shall limit or affect such indemnification obligation. In the event FFA becomes aware of a claim or a possible claim arising out of this agreement, it shall notify Chesapeake Bank as soon as possible. Chesapeake Bank will attempt to resolve the claim. In the event Chesapeake is not able to resolve the claim, it has the option to retain legal counsel on behalf of FFA to defend the claim.

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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Chesapeake Bank of Maryland
July 18, 2002
Page 4

         7. Chesapeake Bank and FFA are not affiliated, and neither Chesapeake Bank nor FFA has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. It is understood that FFA is not a seller of securities within the scope of any federal or state securities law and any report prepared by FFA shall not be used as an offer or solicitation with respect to the purchase or sale of any security, it being understood that the foregoing shall not be construed to prohibit the filing of any such report as part of the Conversion application or SEC and blue sky filings or customary references thereto in applications, filings, proxy statements and prospectuses.

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to FFA a signed copy of this letter.

Yours very truly,

FELDMAN FINANCIAL ADVISORS, INC.

By: /s/ Trent R. Feldman
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   Trent R. Feldman
   President

AGREED AND ACCEPTED:

CHESAPEAKE BANK OF MARYLAND

By: /s/ R. Thomas Jefferson
   ---------------------------------

Title: President
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Date:  7/24/02
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